NEWS

Charter Announces First Quarter 2016 Results
Enhanced Product Set and Insourced Service Platform Drive Operating Efficiencies and Growth

Stamford, Connecticut - April 28, 2016 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three months ended March 31, 2016.

Key highlights:

•
As of March 31, 2016, Charter served 6.8 million residential and small and medium business ("SMB") customers. For the twelve months ended March 31, 2016, total residential and SMB customers grew by 381,000 or 5.9%.

•
Total customer relationships increased 119,000 during the first quarter, versus 90,000 during the first quarter of 2015. Residential and SMB primary service units ("PSUs") increased by 218,000 during the period, versus 173,000 in the year-ago quarter.

•
Video and Internet customer trends continued to improve on a year-over-year basis, with total first quarter 2016 video net additions of 15,000, versus a loss of 12,000 in the prior-year period, and total first quarter 2016 Internet net additions of 155,000, versus 135,000 in the first quarter of 2015.

•	First quarter revenues of $2.5 billion grew 7.1% as compared to the prior-year period, driven by residential revenue growth of 6.5% and commercial revenue growth of 12.0%.

•	First quarter Adjusted EBITDA[1] grew by 10.4% year-over-year. Excluding transition costs in the first quarters of 2016 and 2015, Adjusted EBITDA grew by 10.2% year-over-year.

•
Capital expenditures totaled $429 million in first quarter, an increase from $351 million in the year-ago period. Excluding transition capital expenditures for the pending transactions, first quarter 2016 capital expenditures totaled $376 million.

“Our products, service, customer growth and financial results continue to improve, as we deliver more value to our residential and business customers," said Tom Rutledge, President and CEO of Charter Communications. "The operating, service and financial benefits of our strategies are as we expected and demonstrate the growth opportunity that our consumer-friendly practices can drive on a larger set of underpenetrated assets through our pending transactions with Time Warner Cable and Bright House Networks."

1Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	March 31, 2016 (a)	March 31, 2015 (a)	Y/Y Change
Footprint (b)
Estimated Video Passings	12,854	12,745	1%
Estimated Internet Passings	12,588	12,475	1%
Estimated Voice Passings	12,138	12,022	1%

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	34.6%	34.6%	—
Internet Penetration of Estimated Internet Passings	45.5%	41.8%	3.7 ppts
Voice Penetration of Estimated Voice Passings	23.6%	22.2%	1.4 ppts

Customer Relationships (d)
Residential	6,388	6,070	5%
Small and Medium Business	405	342	18%
Total Customer Relationships	6,793	6,412	6%

Residential
Primary Service Units ("PSU")
Video	4,332	4,311	—
Internet	5,368	4,910	9%
Voice	2,633	2,481	6%
	12,333	11,702	5%

Quarterly Net Additions/(Losses)
Video	10	(13)	NM
Internet	141	125	13%
Voice	35	42	(17)%
	186	154	21%

Single Play (e)	2,509	2,385	5%
Double Play (e)	1,813	1,739	4%
Triple Play (e)	2,066	1,946	6%

Single Play Penetration (f)	39.3%	39.3%	—
Double Play Penetration (f)	28.4%	28.6%	-0.2 ppts
Triple Play Penetration (f)	32.3%	32.1%	0.2 ppts

% Residential Non-Video Customer Relationships	32.2%	29.0%	3%

Monthly Residential Revenue per Residential Customer (g)	$111.04	$109.53	1%

Small and Medium Business
PSUs
Video	113	96	18%
Internet	359	300	20%
Voice	231	185	25%
	703	581	21%

Quarterly Net Additions/(Losses)
Video	5	1	NM
Internet	14	10	40%
Voice	13	8	63%
	32	19	68%

Monthly Small and Medium Business Revenue per Customer (h)	$169.74	$179.74	(6)%

Enterprise PSUs (i)
Enterprise PSUs	31	26	19%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

NM - Not meaningful

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

During the first quarter of 2016, Charter's residential customer relationships grew by 104,000, versus 80,000 in the prior-year period. Residential PSUs increased by 186,000 versus a gain of 154,000 in the prior-year period, driven by Charter Spectrum, an industry-leading suite of video, Internet, and voice services launched in 2014. Charter Spectrum includes over 200 HD channels, in addition to minimum offered Internet speeds of 60 Mbps, and a fully-featured voice service, delivered at a highly competitive price. As of the end of the first quarter of 2016, 91% of Charter's residential customers received Charter Spectrum products.

Residential video customers increased by 10,000 in the first quarter of 2016, versus a loss of 13,000 in the year-ago period. For the past four years, Charter has significantly increased the competitiveness of its video product, by including more HD channels and video on demand offerings, attractive packaging of advanced services, improved selling methods, and enhanced service quality. Today, virtually all of Charter's passings are fully digitized, with access to more HD channels than satellite TV offers, and as of March 31, 2016, over 96% of Charter's residential video customers subscribed to the Company's expanded basic video service.

Charter has introduced its new cloud-based user interface, Spectrum Guide, to video customers in Fort Worth, Texas, Reno, Nevada and St. Louis, Missouri. Spectrum Guide dramatically improves video content search and discovery, and fully enables Charter's on-demand offering. In addition, Spectrum Guide will function on nearly all of Charter's deployed set-tops. Charter will soon begin the launch of its new set-top box, World Box, which features downloadable security along with other advanced functionality, driving an enhanced customer experience and reducing incremental set-top box costs.

Charter added 141,000 residential Internet customers in the first quarter of 2016, compared to 125,000 a year ago. As of March 31, 2016, 89% of Charter's residential Internet customers subscribed to tiers that provided speeds of 60 Mbps or more. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's Internet offering.

During the first quarter, the Company added 35,000 residential voice customers, versus a gain of 42,000 during the first quarter of 2015.

First quarter residential revenue per customer relationship totaled $111.04, and grew by 1.4% as compared to the prior-year period, driven by higher product sell-in, promotional rate step-ups and rate adjustments, partially offset by continued single play Internet sell-in.

During the first quarter of 2016, SMB customer relationships grew by 15,000 versus 10,000 during the first quarter of 2015. SMB PSUs increased 32,000, compared to 19,000 during the first quarter of 2015. Charter's accelerating SMB customer and PSU growth is being driven by the launch of the Spectrum Business product suite to the small and medium business segments during the first quarter of 2015. This competitive new offering is intended to provide better products and greater value to SMB customers.

First Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2016	2015	% Change
REVENUES:
Video	$1,170	$1,129	3.7%
Internet	804	717	12.1%
Voice	135	134	0.5%
Residential revenue	2,109	1,980	6.5%
Small and medium business	202	182	11.3%
Enterprise	99	87	13.4%
Commercial revenue	301	269	12.0%
Advertising sales	72	66	8.8%
Other	48	47	2.7%
Total Revenues	2,530	2,362	7.1%

COSTS AND EXPENSES:
Total operating costs and expenses	1,647	1,562	5.4%

Adjusted EBITDA	$883	$800	10.4%

Adjusted EBITDA margin	34.9%	33.9%

Capital Expenditures	$429	$351
% Total Revenues	17.0%	14.9%

Net loss	$(188)	$(81)
Loss per common share, basic and diluted	$(1.68)	$(0.73)

Net cash flows from operating activities	$424	$528
Free cash flow	$(61)	$101

Revenue

First quarter 2016 revenues rose to $2.5 billion, 7.1% higher than the year-ago quarter, driven primarily by growth in Internet, video and commercial revenues.

Video revenues totaled $1.2 billion in the first quarter, an increase of 3.7% compared to the prior-year period. Video revenue growth was driven by higher advanced services penetration, annual and promotional rate adjustments and an increase in expanded basic and digital customers and revenue allocation from higher bundling, partially offset by a decrease in residential limited basic video customers.

Internet revenues grew 12.1% compared to the year-ago quarter to $804 million, driven by an increase of 458,000 Internet customers during the last year, promotional rolloff and price adjustments.

Voice revenues totaled $135 million, an increase of 0.5% versus the first quarter of 2015, due to the addition of 152,000 voice customers in the last twelve months, partially offset by value-based pricing.

Commercial revenues rose to $301 million, an increase of 12.0% over the prior-year period, and was driven by small and medium business revenue growth of 11.3% and enterprise revenue growth of 13.4%. Following the launch of new pricing and packaging for commercial customers, PSU growth has accelerated albeit at lower promotional pricing.

First quarter advertising sales revenues of $72 million increased 8.8% compared to the year-ago quarter primarily driven by an increase in political advertising revenue.

Operating Costs and Expenses

First quarter total operating costs and expenses increased by $85 million, or 5.4%, compared to the year-ago period, reflecting increases in programming costs, marketing costs and other expenses.

First quarter programming expense increased by $37 million, or 5.5%, as compared to the first quarter of 2015, reflecting contractual programming increases, a higher number of expanded basic package customers and the introduction of new networks to Charter's video offering, partly offset by a favorable settlement with a programmer in the first quarter of 2016. Excluding this programming expense benefit and the impact of video customer growth over the last twelve months, first quarter 2016 programming expense would have increased 6.0% year-over-year.

Costs to service customers remained virtually unchanged year-over-year despite year-over-year residential and SMB customer relationship growth of 5.9%, given improved service metrics. Other expenses grew by $34 million, or 17.6%, as compared to the first quarter of 2015, reflecting higher corporate and administrative labor costs, including the insourcing of IT and software development resources, property taxes and insurance costs, enterprise sales and labor costs, advertising sales costs and a non-recurring expense associated with Charter's incentive bonus plan. Excluding this non-recurring expense, first quarter 2016 other expenses would have grown 13.4% versus the prior-year period.

Adjusted EBITDA

First quarter Adjusted EBITDA of $883 million grew by 10.4% year-over-year, reflecting revenue growth and operating costs and expenses growth of 7.1% and 5.4%, respectively. Excluding transition related expenses, first quarter Adjusted EBITDA grew by 10.2% year-over-year.

Net Loss

Net loss totaled $188 million in the first quarter of 2016, compared to $81 million in the first quarter of 2015. The year-over-year increase in net loss was primarily related to a $165 million increase in interest expense, driven by the financing of Charter's pending transactions with Time Warner Cable Inc. ("TWC") and Bright House Networks, LLC ("Bright House"), offset by higher income from operations and lower income tax expense. Basic and diluted loss per common share was $1.68 in the first quarter of 2016 compared to $0.73 during the same period last year. The increase in loss per common share was primarily the result of the factors described above, partially offset by a 0.6% increase in weighted average shares outstanding versus the prior-year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $429 million in the first quarter of 2016, compared to $351 million during the first quarter of 2015. The year-over-year increase in capital expenditures resulted from higher product development investments, transition capital expenditures related to Charter's planned and pending acquisitions and the timing of support capital investments versus the prior-year, partially offset by a decline in customer premise equipment ("CPE") spending. Transition-related capital expenditures accounted for $53 million of capital expenditures in the first quarter of 2016 versus $14 million in the first quarter of 2015. Excluding transition-related expenditures, first quarter 2016 property, plant and equipment expenditures totaled $376 million compared to $337 million during the same period last year.

Cash Flow

During the first quarter of 2016, net cash flows from operating activities totaled $424 million, compared to $528 million in the first quarter of 2015. The year-over-year decline in net cash flow from operating activities was primarily due to higher cash interest paid in the first quarter of 2016 versus the first quarter of 2015, driven by the financing of Charter's pending transactions with TWC and Bright House, partly offset by an increase in Adjusted EBITDA year-over-year, and a smaller increase in working capital than in the prior-year period.

Free cash flow for the first quarter of 2016 totaled negative $61 million, compared to $101 million during the same period last year. The decrease was primarily due to higher cash interest paid in the first quarter of 2016 versus the first quarter of 2015, and the year-over-year increase in capital expenditures, partly offset by the factors described above.

Liquidity & Financing

As of March 31, 2016, total principal amount of debt was approximately $37.3 billion, and Charter held $21.8 billion in proceeds from debt in escrow for Charter's pending transactions with TWC and Bright House. As of March 31, 2016, Charter's credit facilities provided approximately $1.2 billion of additional liquidity.

In February 2016, Charter issued $1.7 billion of 5.875% senior unsecured notes due 2024 (the "2024 Notes") and in April 2016, Charter issued $1.5 billion of 5.500% senior unsecured notes due 2026 (the "2026 Notes"). Charter intends to use the net proceeds from the issuance of the 2024 Notes and the 2026 Notes for one or more of the following: (i) to repurchase or redeem any of Charter’s outstanding 7.000% senior notes due 2019 and 7.375% senior notes due 2020 and pay any related fees and expenses, (ii) to repurchase or redeem all or a portion of Charter's outstanding 6.500% senior notes due 2021 and pay related fees and expenses and (iii) for general corporate purposes. Any redemption or repurchase of Charter's outstanding 6.500% senior notes due 2021 would not take place until after the Company determines the amount, if any, of the incremental cash proceeds to TWC stockholders if they were to elect $115 per share in cash rather than $100 per share in connection with the previously announced transaction with TWC.

Conference Call

Charter will host a conference call on Thursday, April 28, 2016 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 73914494.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on May 12, 2016. The conference ID code for the replay is 73914494.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-Q for the quarter ended March 31, 2016 which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the United States Securities and Exchange Commission. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net loss and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, loss on derivative instruments, net, other expense, net and other operating expenses, such as merger and acquisition costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

Management and the Company's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use Adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $102 million and $76 million for the three months ended March 31, 2016 and 2015, respectively.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including Spectrum TV™ video entertainment programming, Spectrum Internet™ access, and Spectrum Voice™. Spectrum Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Spectrum Reach™ brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial.  Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.  Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC.  Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe”, “expect”, “anticipate”, “should”, “planned”, “will”, “may”, “intend”, “estimated”, “aim”, “on track”, “target”, “opportunity”, “tentative”, “positioning”, “designed”, “create”, “predict”, “project”, “seek”, “would”, “could”, “continue”, “ongoing”, “upside”, “increases” and “potential”, among others.  Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our Annual Report on Form 10-K, our definitive proxy statement filed with the SEC on August 20, 2015, and other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

Risks Related to the TWC Transaction and Bright House Transaction (collectively, the “Transactions”)

•	delays in the completion of the Transactions;

•	the risk that a condition to completion of the Transactions may not be satisfied;

•	the risk that regulatory or other approvals that may be required for the Transactions is delayed, is not obtained or is obtained subject to material conditions that are not anticipated;

•	New Charter’s ability to achieve the synergies and value creation contemplated by the Transactions;

•	New Charter’s ability to promptly, efficiently and effectively integrate acquired operations into its own operations;

•	managing a significantly larger company than before the completion of the Transactions;

•	diversion of management time on issues related to the Transactions;

•	changes in Charter’s, TWC’s or Bright House’s businesses, future cash requirements, capital requirements, results of operations, revenues, financial condition and/or cash flows;

•	disruption in the existing business relationships of Charter, TWC and Bright House as a result of the Transactions;

•	the increase in indebtedness as a result of the Transactions, which will increase interest expense and may decrease Charter’s operating flexibility;

•
changes in transaction costs, the amount of fees paid to financial advisors, potential termination fees and the potential payments to TWC’s and Bright House's executive officers in connection with the Transactions;

•	operating costs and business disruption that may be greater than expected; and

•	the ability to retain and hire key personnel and maintain relationships with providers or other business partners pending completion of the Transactions.

Risks Related to Our Business

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, video provided over the Internet and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies including our cloud-based user interface, Spectrum Guide®, and downloadable security for set-top boxes;

•	the effects of governmental regulation on our business or potential business combination transactions;

•	any events that disrupt our networks, information systems or properties and impair our operating activities and negatively impact our reputation;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2016	2015	% Change
REVENUES:
Video	$1,170	$1,129	3.7%
Internet	804	717	12.1%
Voice	135	134	0.5%
Residential revenue	2,109	1,980	6.5%
Small and medium business	202	182	11.3%
Enterprise	99	87	13.4%
Commercial revenue	301	269	12.0%
Advertising sales	72	66	8.8%
Other	48	47	2.7%
Total Revenues	2,530	2,362	7.1%

COSTS AND EXPENSES:
Programming	703	666	5.5%
Franchises, regulatory and connectivity	112	107	4.5%
Costs to service customers	421	423	(0.4)%
Marketing	162	151	7.2%
Transition costs	21	21	0.6%
Other	228	194	17.6%
Total operating costs and expenses (exclusive of items shown separately below)	1,647	1,562	5.4%

Adjusted EBITDA	883	800	10.4%

Adjusted EBITDA margin	34.9%	33.9%

Depreciation and amortization	539	514
Stock compensation expense	24	19
Other operating expenses, net	18	18

Income from operations	302	249

OTHER EXPENSES:
Interest expense, net	(454)	(289)
Loss on derivative instruments, net	(5)	(6)
Other expense, net	(3)	—
	(462)	(295)

Loss before income taxes	(160)	(46)

Income tax expense	(28)	(35)

Net loss	$(188)	$(81)

LOSS PER COMMON SHARE, BASIC AND DILUTED	$(1.68)	$(0.73)

Weighted average common shares outstanding, basic and diluted	112,311,539	111,655,617

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. First Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2016	2015

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,278	$5
Accounts receivable, net	253	279
Prepaid expenses and other current assets	81	61
Total current assets	1,612	345

RESTRICTED CASH AND CASH EQUIVALENTS	22,313	22,264

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	8,294	8,345
Franchises	6,006	6,006
Customer relationships, net	800	856
Goodwill	1,168	1,168
Total investment in cable properties, net	16,268	16,375

OTHER NONCURRENT ASSETS	331	332

Total assets	$40,524	$39,316

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,925	$1,972
Total current liabilities	1,925	1,972

LONG-TERM DEBT	37,124	35,723
DEFERRED INCOME TAXES	1,618	1,590
OTHER LONG-TERM LIABILITIES	76	77

SHAREHOLDERS’ DEFICIT	(219)	(46)

Total liabilities and shareholders’ deficit	$40,524	$39,316

Addendum to Charter Communications, Inc. First Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(188)	$(81)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	539	514
Stock compensation expense	24	19
Noncash interest expense	7	8
Loss on derivative instruments, net	5	6
Deferred income taxes	28	34
Other, net	3	3
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	24	21
Prepaid expenses and other assets	(21)	(26)
Accounts payable, accrued liabilities and other	3	30
Net cash flows from operating activities	424	528

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(429)	(351)
Change in accrued expenses related to capital expenditures	(56)	(76)
Change in restricted cash and cash equivalents	(49)	(1)
Other, net	(2)	(13)
Net cash flows from investing activities	(536)	(441)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	2,139	332
Repayments of long-term debt	(727)	(392)
Payments for debt issuance costs	(17)	—
Purchase of treasury stock	(16)	(16)
Proceeds from exercise of options and warrants	5	6
Other, net	1	—
Net cash flows from financing activities	1,385	(70)

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,273	17
CASH AND CASH EQUIVALENTS, beginning of period	5	3
CASH AND CASH EQUIVALENTS, end of period	$1,278	$20

CASH PAID FOR INTEREST, NET	$448	$255

Addendum to Charter Communications, Inc. First Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	March 31, 2016 (a)	December 31, 2015 (a)	March 31, 2015 (a)
Footprint (b)
Estimated Video Passings	12,854	12,783	12,745
Estimated Internet Passings	12,588	12,515	12,475
Estimated Voice Passings	12,138	12,062	12,022

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	34.6%	34.7%	34.6%
Internet Penetration of Estimated Internet Passings	45.5%	44.5%	41.8%
Voice Penetration of Estimated Voice Passings	23.6%	23.3%	22.2%

Customer Relationships (d)
Residential	6,388	6,284	6,070
Small and Medium Business	405	390	342
Total Customer Relationships	6,793	6,674	6,412

Residential
Primary Service Units ("PSU")
Video	4,332	4,322	4,311
Internet	5,368	5,227	4,910
Voice	2,633	2,598	2,481
	12,333	12,147	11,702

Quarterly Net Additions/(Losses)
Video	10	29	(13)
Internet	141	115	125
Voice	35	47	42
	186	191	154

Single Play (e)	2,509	2,458	2,385
Double Play (e)	1,813	1,790	1,739
Triple Play (e)	2,066	2,036	1,946

Single Play Penetration (f)	39.3%	39.1%	39.3%
Double Play Penetration (f)	28.4%	28.5%	28.6%
Triple Play Penetration (f)	32.3%	32.4%	32.1%

% Residential Non-Video Customer Relationships	32.2%	31.2%	29.0%

Monthly Residential Revenue per Residential Customer (g)	$111.04	$111.19	$109.53

Small and Medium Business
PSUs
Video	113	108	96
Internet	359	345	300
Voice	231	218	185
	703	671	581

Quarterly Net Additions/(Losses)
Video	5	4	1
Internet	14	14	10
Voice	13	10	8
	32	28	19

Monthly Small and Medium Business Revenue per Customer (h)	$169.74	$173.12	$179.74

Enterprise PSUs (i)
Enterprise PSUs	31	30	26

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

See footnotes to unaudited summary of operating statistics on page 5 of this addendum.

Addendum to Charter Communications, Inc. First Quarter 2016 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at March 31, 2016, December 31, 2015 and March 31, 2015, customers include approximately 27,900, 38,100 and 27,700 customers, respectively, whose accounts were over 60 days, approximately 1,100, 1,700 and 900 customers, respectively, whose accounts were over 90 days and approximately 900, 900 and 700 customers, respectively, whose accounts were over 120 days.

(b)
Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Penetration represents residential and small and medium business customers as a percentage of estimated passings for the service indicated.

(d)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Small and medium business customers are counted based on the number of customer locations. Total customer relationships excludes enterprise customer relationships.

(e)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of Charter service offerings, respectively.

(f)
Single play, double play and triple play penetration represents the number of residential single play, double play and triple play customers, respectively, as a percentage of residential customer relationships.

(g)
Monthly residential revenue per residential customer is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(h)
Monthly small and medium business revenue per customer is calculated as total small and medium business quarterly revenue divided by three divided by average small and medium business customer relationships during the respective quarter.

(i)	Enterprise PSUs represents the aggregate number of Charter's fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. First Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended March 31,
	2016	2015

Net loss	$(188)	$(81)
Plus: Interest expense, net	454	289
Income tax expense	28	35
Depreciation and amortization	539	514
Stock compensation expense	24	19
Loss on derivative instruments, net	5	6
Other, net	21	18

Adjusted EBITDA (a)	883	800
Less: Purchases of property, plant and equipment	(429)	(351)

Adjusted EBITDA less capital expenditures	$454	$449

Net cash flows from operating activities	$424	$528
Less: Purchases of property, plant and equipment	(429)	(351)
Change in accrued expenses related to capital expenditures	(56)	(76)

Free cash flow	$(61)	$101

(a) See page 1 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. First Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended March 31,
	2016	2015

Customer premise equipment (a)	$137	$150
Scalable infrastructure (b)	110	75
Line extensions (c)	47	39
Upgrade/Rebuild (d)	41	23
Support capital (e)	94	64

Total capital expenditures (f)	$429	$351

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)	Total capital expenditures for the three months ended March 31, 2016 and 2015 include the following (dollars in millions):

	Three Months Ended March 31,
	2016	2015

Commercial services	$64	$51
Transition	$53	$14

Addendum to Charter Communications, Inc. First Quarter 2016 Earnings Release